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                               [DoubleClick LOGO]



                               CONTACTS:  DoubleClick Inc.
                                          Investor Relations:
                                          Ilona Nemeth
                                          Sara Pasko
                                          212-683-0001

                                          Abernathy MacGregor Frank
                                          Adam Miller/David Sasso
                                          212-371-5999


                        DOUBLECLICK COMPLETES MERGER WITH
                                  ABACUS DIRECT

NEW YORK, NY, November 23, 1999--DoubleClick Inc. (Nasdaq: DCLK) announced today that it has completed its merger with Abacus Direct (Nasdaq: ABDR) following today's approval by the stockholders of Abacus Direct and DoubleClick.

Under the terms of the merger agreement, holders of Abacus Direct stock are entitled to receive 1.05 shares of DoubleClick common stock for each share of Abacus Direct common stock pursuant to a fixed exchange ratio. DoubleClick will issue approximately 10.5 million shares to complete the exchange. Based on DoubleClick's closing price of $158 on November 22, 1999, the transaction is valued at approximately $1.7 billion. The combined market capitalization of the two companies is approximately $8.8 billion.

"The merger with Abacus Direct, along with the recent closing of the NetGravity merger, will allow us to offer publishers and advertisers the most effective means of advertising online," said Kevin O'Connor, Chairman & CEO, DoubleClick.

ABOUT DOUBLECLICK INC.
DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Dublin, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dusseldorf, Hamburg, Helsinki, Hong Kong, London, Madrid, Milan, Montreal, Munich, Oslo, Paris, Sao Paulo, Singapore, Stockholm, Sydney, Taipei, Tokyo and Toronto.

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